SUPERTEL HOSPITALITY, INC. AND SUBSIDIARIES STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(Dollars in Thousands)
	Three Months Ended
	March 31,
	2008		2008		2007		2007	2006	2005	2004	2003
	Pro Forma		Historical		Pro Forma		Historical
	Consolidated	(a)(b)	Consolidated	(b)	Consolidated	(a)	Consolidated

EARNINGS

Earnings (loss) from continuing operations before income taxes
	$ (1,591)		$ (1,591)		$ 3,774		$ 3,774	$ 3,614	$ 2,747	$ 1,057	$ 220
Interest expense and deferred financing cost [c]	3,477	(d)	3,660		12,207	(e)	12,908	8,255	5,959	5,583	6,786
Minority interest	(13)		(13)		337		337	334	226	218	270

Earnings	$ 1,873		$ 2,056		$ 16,318		$ 17,019	$ 12,203	$ 8,932	$ 6,858	$ 7,276

FIXED CHARGES

Interest expense and deferred financing cost [c]	3,477	(d)	3,660		12,207	(e)	12,908	8,255	5,959	5,583	6,786
Preferred stock dividend	386	(f)	186		1,748	(g)	948	1,215	6	-	-

Combined fixed charges and preferred stock dividends
	$ 3,863		$ 3,846		$ 13,955		$ 13,856	$ 9,470	$ 5,965	$ 5,583	$ 6,786

CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	0.485		0.535		1.169		1.228	1.289	1.497	1.228	1.072

[a] Reflects the issuance of 320,000 shares of 10% Series B Cumulative Preferred Stock

[b] The earnings were insufficient to cover fixed charges for the Pro Forma and Historical by approximately $2.0 million and $1.8 million, respectively, for the three months ended March 31, 2008

[c] For purposes of this statement, interest expense consists of interest on all indebtedness including amounts allocated to discontinued operations, in accordance with FASB Statement No. 144

[d] Interest expense $3,660 less reduction due to pay down proceeds of $183

[e] Interest expense $12,908 less reduction due to pay down proceeds of $701

[f] Preferred stock dividend of $186 from Series A preferred stock plus additional dividend of Series B preferred stock of $200 ($8,000 @ 10% for 3 months)

[g] Preferred stock dividend of $948 from Series A preferred stock plus additional dividend of Series B preferred stock of $800 ($8,000 @ 10%)